Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Versadial, Inc. on Form SB-2/A of our report, dated October 4, 2007, relating to the consolidated balance sheet of Versadial, Inc. as of June 30, 2007, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the each of the years in the two-year period ended June 30, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
January 3, 2008